China VoIP & Digital Telecom, Inc. Subsidiary to Begin Aggressive Marketing Efforts in Shanghai and Beijing

Jinan Yinquan Technology Co., Ltd. to Expand to China’s Two Largest Cities

HENDERSON, NV, January 22, 2007 – – –Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT) today announced it will expand its proprietary Voice-over Internet Protocol (VoIP) services to the two largest cities in the  People’s Republic of China.  Utilizing the highly successful model of its Shandong Province core market, the Company said it will initially begin marketing efforts in Shanghai and quickly expand to Beijing.

With nearly 19 million people, Shanghai is China’s largest city.  Recognized as one of the country’s leading communications centers, Shanghai has (according to most available statistics) more than 4.4 million Internet users.  Beijing, the political center of the country, is the second largest city with a population of more than 15 million people and in excess of 4 million Internet users.

“We’re very confident that the successful marketing and operations model we’ve established in our core, Shandong Province market can be readily applied to both of these high profile cities,” ” said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc.  “We intend on making a significant investment in the infrastructure of each market to build up the system and initiate the business.”

Prior to this announcement, Jinan Yinquan has been servicing three provinces and 19 cities with Shandong Province its primary base of operations.  The Company has short- and long-term plans that call for the expansion throughout China.

The Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

“To become a market leader in China you must be able to establish a foothold in Shanghai and Beijing,” said Kunwu.  “It’s the United States equivalent of being successful in New York and Los Angeles.  This is a very fertile area for our products and services and we intend to take a very aggressive approach to growing our business in China’s two largest cities.”

Jinan Yinquan recently announced its new electronic fax system for enterprise business customers in partnership with China Tie Tong. Available across Shandong Province, the electronic fax service is an Internet-based fax solution that will enable enterprise businesses to send and receive faxes using existing email accounts. Unlike traditional faxing, electronic faxing is convenient, cost-effective, secure, integrated and automated.

China Tie Tong is one of the six largest basic telecom operators in China.  The company, which has 31 provincial branches and 316 municipal branches. employees approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 1.35 million to 16.4 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information go to www.chinatietong.com)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that the Company said it will initially begin marketing efforts in Shanghai and quickly expand to Beijing; that we’re very confident that the successful marketing and operations model we’ve established in our core, Shandong Province market can be readily applied to both of these high profile cities; that we intend on making a significant investment in the infrastructure of each market to build up the system and initiate the business; that to become a market leader in China you must be able to establish a foothold in Shanghai and Beijing; that this is a very fertile area for our products and services and we intend to take a very aggressive approach to growing our business in China’s two largest cities and that the Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations as well as the Company’s form 10-QSB filed on December 20, 2006. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com